Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

General Securities, Inc.

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the Registration Statement of Kopp Funds, Inc. on Form N-1A (“Registration Statement”) of our reports dated December 19, 2003 and November 8, 2004, relating to the financial statements and financial highlights, which appears in the Annual Report to Shareholders of General Securities, Incorporated (“Annual Report”) for the fiscal year ended November 30, 2003 and the Annual Report for the period from December 1, 2003 through September 30, 2004, respectively, both of which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights of the Fund” and “Financial Statements” in such Registration Statement.

KPMG LLP

/s/ KPMG LLP

Minneapolis, Minnesota

September 28, 2005